EXHIBIT 10.84

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is by and between TTEC Services Corporation,  a Colorado company (“TTEC” or the “Company”), a wholly owned subsidiary of TTEC Holdings, Inc., a Delaware corporation (“TTEC Parent”), and Michelle “Shelly” Swanback ("Executive" or “Swanback”), each a “Party” and together the “Parties.” The Executive Employment Agreement is executed to be effective as of May 2, 2022 (“Effective Date”).

1.Appointment.

a.Subject to the terms of this Agreement, the Company hereby appoints Ms. Swanback as Chief Executive Officer for the TTEC Engage business segment, and vests in her all the relevant responsibilities to lead the TTEC Engage business segment, including the P&L for the business, in the best interest of TTEC Parent and its shareholders, as directed by TTEC Parent Chief Executive Officer (“TTEC CEO”) and its Board of Directors (the “Board”).  In this role, the Executive will report to the TTEC CEO and will be a member of TTEC Parent company’s executive leadership team, known as the Executive Committee (the “EC”).  For purposes of relevant U.S. federal securities laws, the Chief Executive Officer of TTEC Engage is a public company executive officer (known as a “Section 16 Officer”), subjecting the Executive to the various compliance requirements appropriate for Section 16 Officers.  Please refer to Exhibit A to this Agreement for Directors and Executive Officers U.S. Securities Law Handbook for reference.
b.The Executive shall devote her full-time and best efforts to the performance of all duties contemplated by her role and responsibilities, and as assigned from time to time by the TTEC CEO or his delegates. Unless otherwise specifically authorized in writing by TTEC’s Parent, Executive shall not engage in any other business activity, or otherwise be employed by any company other than TTEC’s subsidiaries. Notwithstanding the foregoing, Ms. Swanback is not precluded by the terms of this Agreement from serving on boards of directors of non-competitor companies or not-for-profit organizations so long as the TTEC CEO has provided prior written approval.

TTEC Parent is aware that Ms. Swanback is currently serving as a member of the board of directors of Willis Towers Watson Plc and has no objection to the appointment at this time, provided Ms. Swanback’s activities on this board do not conflict nor interfere with her responsibilities to TTEC Parent and the Company.

c.As a member of the EC, Ms. Swanback shall render services to TTEC Parent as necessary and desirable to protect and advance the best interests of TTEC Parent and all its affiliated companies, acting at all times, in accordance with TTEC Ethics Code: How TTEC Does Business (or a successor code of conduct document, collectively “TTEC Ethics Code”), included in this Agreement as Exhibit B, the Ethics Code for Executive and Senior Financial Officers, included in this Agreement as Exhibit C, and in accordance with all other material policies and procedures.
d.Notwithstanding other provisions in this Agreement, but subject to the reasonable interpretation of provisions of Paragraph 6(h) (on “Constructive Termination”), Ms. Swanback understands and agrees that her role and responsibilities may change over time in the best interest of the business, and TTEC Parent reserves the right to assign to Ms. Swanback different and/or additional roles and assignments that best serve the business.

2.Compensation.

a.Salary and Periodic Salary Review.  As of the Effective Date, the Executive’s base salary shall be $625,000 per year (“Base Salary”), payable in equal installments in accordance with the Company’s standard payroll practice, less legally required deductions and withholdings.  The Base Salary may be periodically reviewed and adjusted, at the TTEC CEO’s and the Compensation Committee of the TTEC Board of Director’s (the “Board”) discretion, to appropriately reflect the Executive’s role in the business, the contribution of the role, and the market pay for such role in accordance with TTEC’s Parent standard compensation review practices. Notwithstanding the foregoing, nothing in this Agreement provides assurances that the Executive’s salary will be increased from time to time.

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b.Variable Incentive Compensation (annual cash bonus).  As of the Effective Date,  Ms. Swanback shall be eligible to participate in an annual performance-based cash incentive program, currently referred to as TTEC Variable Incentive Plan (“VIP”) pro-rated, in 2022 only, based on the Effective Date. The Executive’s annual VIP opportunity shall be up to $625,000 tied to the annual TTEC Engage performance targets, TTEC Parent business performance goals, as well as the Executive’s personal goals, as set by the TTEC CEO and the Board and, as of the Effective Date, outlined in Paragraph 2(d) of this Agreement.

In addition, the Compensation Committee of the Board may, but shall not be obligated to, adjust the Executive’s VIP award upward based on TTEC Parent and TTEC Engage segments’ performance against annual metrics set by the Board and deemed to be that year’s business imperatives, such as but not limited to annual bookings and backlog, revenue, adjusted EBITDA, operating income, and cash flow.

c.Equity Incentive Compensation (annual equity compensation).  As of the Effective Date, the Executive is also eligible to participate in TTEC’s annual Equity program, designed to provide long term incentives for senior executives of TTEC Parent.  This incentive Equity program aligns the Executive’s  interests with the interest of TTEC company stockholders.

Currently, TTEC offers its equity grants in the form of restricted stock units (the “RSUs) and performance restricted stock units (“PRSUs”) vesting over a period of years. Until and unless modified by the Compensation Committee of the Board, the Executive shall be eligible for an annual RSU equity grant opportunity and annual PRSU equity grant opportunity of up to $500,000, each, in fair market value of TTEC equity, based on the market value of TTEC stock at the time of the grant. The RSU grants are usually time based with a four-year vesting schedule; while the PRSUs are performance-based equity with a three-year cliff-vesting schedule based on the performance of the business during the three-year measurement period, and an opportunity to overperform up to 200% of the original grant.

The RSUs/PRSUs are granted under the terms of grant-specific agreements that are approved by the Compensation Committee of the Board from time to time (“Equity Agreements).  These Equity Agreements provide vesting schedules, performance metrics, if any, and other material terms of each grant. TTEC Parent and the Compensation Committee of the Board reserve the right, at their discretion, to change the terms of future Equity Agreements and the equity granted thereunder. The use of the RSUs/PRSUs, as part of the annual equity grant, is discretionary and may be substituted, at the discretion of the Compensation Committee of the Board, by other equity instruments in accordance with incentive compensation plans adopted by TTEC Parent from time to time.  All grants as part of TTEC Parent Equity program are subject to Executive Stock Ownership Guidelines included in this Agreement as Exhibit D.

d.Incentive Award Size Determination and Payment Timing.  Except as expressly stated with respect to VIP payable pursuant to Paragraph 6(b)(iv) (VIP proration due to termination without cause) or Paragraph 6(g)(iv) (VIP payment in Change of Control double trigger termination), the Executive’s actual annual VIP and Equity awards are discretionary and are not guaranteed.  They are based on a combination of metrics reflecting targets and goals of the business as set-out and annually approved by TTEC CEO and the Board. At present these metrics include the (i) TTEC-wide results of operations; (ii) business segment specific results, including TTEC Engage business segment’s revenue, operating income, and adjusted EBITDA goals; (iii) the Executive’s individual performance against targets set-out by the TTEC CEO; and (iv) the Executive’s compliance with the guidelines for TTEC employees’ conduct outlined in TTEC’s Ethics Code.  The metrics that may be used for future cash awards and grants may change from time to time, as determined by the Compensation Committee of the Board.

The timing for the payment of the VIP and Equity awards, if any, is determined from time to time (usually annually) by the Compensation Committee of the Board.

e.Value Creation Performance Equity Award.  The Executive will also be able to participate in TTEC Value Creation Program established by TTEC Parent as a one-time incentive designed to motivate TTEC key employees to meet stretch financial targets; reward their contribution to the growth of their specific business segment, where their performance has the opportunity to directly influence the financial results of TTEC Parent; strengthen TTEC relationships with and retention of top employees; foster an ownership culture among those who manage TTEC, as if it was their own business; and align TTEC key leaders under a singular mission of maximizing client, employee and shareholder value.

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TTEC Parent shall grant to the Executive the value creation performance based restricted stock (“VC-PRSU”) award in the amount of 75,000 VC-PRSUs.  This VC-PRSU award will cliff-vest in 2026, based on TTEC Engage business segment’s  performance during 2025 fiscal year.  The actual number of TTEC shares that will vest in connection with this VC-PRSU award will depend on TTEC Engage business segment’s 2025 revenue and adjusted EBITDA and may range between zero and 150,000 shares (200% of the initial grant) in TTEC stock.  Specific terms and conditions of the award and its terms of vesting are documented in a VCP-PRSU agreement, attached hereto as Exhibit E and incorporated herein by reference (“VC Equity Agreement.”)

This VC-PRSU one-time award is separate and distinct from the Executive’s annual equity compensation incentive opportunities outlined in Paragraph 2(c) of this Agreement.

f.Welcome Aboard Incentive.  TTEC Parent shall grant to the Executive time-based RSUs with a market value of $4,500,000, based on TTEC stock’s fair market value at the time of the grant (“New Hire RSUs”).  The New Hire RSUs shall vest in accordance with the terms and conditions set forth in the New Hire Equity Agreement, attached hereto as Exhibit F and incorporated herein by reference.  The New Hire RSUs shall vest in (5) installments, on each  anniversary of the Effective Date of this Agreement, provided that the Executive continues to be employed in the business on each of the vesting dates.
g.Reimbursement of Business Expenses.  The Company agrees to reimburse the Executive for all reasonable out-of-pocket business expenses incurred by her on behalf of the Company in accordance with TTEC expense reimbursement policies.
h.Services to Subsidiaries. Ms. Swanback acknowledges that, as part of her employment responsibilities, she may be required to serve as an officer and/or director (“D&O”) of TTEC subsidiaries, affiliates and related entities.  She hereby agrees to perform such duties diligently and without additional compensation, and to follow TTEC Parent’s direction in the performance of such services. For the duration of such D&O services, TTEC shall maintain appropriate D&O insurance policies for the Executive’s protection in connection with the services. Furthermore, the Executive agrees to resign such D&O roles, if requested to do so by TTEC Parent.
i.Tax Liability and Withholdings.  All compensation and other payments made under this Agreement will be subject to withholding of the federal, state, and local taxes, Social Security, Medicare and other withholdings in such amounts as is reasonably determined by Company. The withholdings taxes due with respect to any equity grants may, at Company’s discretion and in accordance with the relevant equity plans, be deducted directly from the equity being granted or as it vests.  The Company shall have the right to take all the action as it deems necessary to satisfy its and employees tax withholding obligations.

4.Benefits.

a.Health and Welfare Benefits.  Ms. Swanback shall be eligible to participate in TTEC health and wellness plans in a manner similar to others at her level of responsibility at TTEC Parent, including participation for the Executive and her dependents in TTEC group medical, vision, and dental insurance and other welfare plans, as they continue or change from time to time.  The eligibility for most wellness benefits starts on the first day of the month following 30 days’ employment tenure with the Company, and given the Effective Date will start for the Executive on July 1, 2022.

b.Miscellaneous Benefits.  The Executive shall be eligible for benefits generally applicable to other senior management employees of the Company, as they are in effect from time to time, including TTEC 401(k) Plan and its Deferred Compensation Plan.

c.Paid Leave. The Executive shall be eligible to participate in paid time off (“PTO”) and sick leave benefit programs pursuant to the Company’s current time off/leave policy (or any other vacation/sick policy then in effect).  The Executive will also be paid for time off for holidays in accordance with the TTEC holiday policy.

5.Change in Control.

For purposes of this Agreement, “Change in Control” event shall mean the occurrence of any one of the following:

EXHIBIT 10.84

(i)Any consolidation, merger or other similar transaction (i) involving TTEC Parent, if TTEC Parent is not the continuing or surviving corporation, or (ii) which contemplates that all or substantially all of the business and/or assets of TTEC Parent would be controlled by another corporation or legal entities not controlled by TTEC Parent;

(ii) Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TTEC Parent (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of the receiving entity for the Disposition are directly or indirectly (beneficially or otherwise) owned by all or substantially all of the individuals and entities that were the beneficial owners of at least 51% of the outstanding common stock and/or other voting securities of TTEC Parent immediately prior to such Disposition, in substantially the same proportion of total ownership as their ownership immediately prior to such Disposition;

(iii)Approval by the stockholders of TTEC Parent of any plan or proposal for the liquidation or dissolution of TTEC, unless such plan or proposal is abandoned within 60 days following such approval;

(iv) The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (“the Exchange Act”)), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of  the Exchange Act) of 51% or more of the outstanding shares of voting stock of TTEC Parent; provided, however, that for purposes of the foregoing, the term “person” shall exclude Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (1) made directly from TTEC Parent, (2) made by TTEC Parent (directly or through an affiliated company), or (3) made by a TTEC employee benefit plan (or related trust) sponsored or maintained by TTEC Parent or any of its affiliates; or

(v)If, during any period of 15 consecutive calendar months commencing at any time on or after the Effective Date, those individuals (“Continuing Directors”) who either (1) were directors of TTEC Parent on the first day of each such 15-months period, or (2) subsequently became directors of TTEC Parent and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors who were then members of the  TTEC Parent Board of Directors, cease to constitute a majority of the Board of Directors of TTEC Parent.

6.Termination and Payments, Benefits On Termination.

a.Termination by the Executive.  The Executive may terminate her employment with the Company with 90 days’ written notice of her intention.  The parties may mutually agree to a different separation date including shorter notice period.

Ms. Swanback is not entitled to any separation related compensation , if she terminates her employment with the Company pursuant to this Paragraph 6(a).

b.  Termination by the Company without Cause. Except as set forth in Paragraphs 6(c) (termination for Cause), Paragraph 6(d) (termination due to death), Paragraph 6(e) (termination due to disability), Paragraph 6(h) (Constructive Termination or Good Reason), and Paragraph 6(g) (Change in Control), the Company may terminate the Executive’s employment with 30 days’ written notice for any reason or no reason.  In case of termination pursuant to this Paragraph 6(b), and provided  Ms. Swanback executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit G (attached hereto), releasing all legal claims except those that cannot legally be released and Ms. Swanback continues to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company, the Executives shall be entitled to:

(i)Severance.  then the Company shall pay Ms. Swanback severance compensation equal to eighteen (18) full calendar months of her then current Base Salary (“Severance” or “salary continuation”).  Salary continuation payments will be made at the Company’s regular payroll intervals, provided, however, payments accruing for payroll periods prior to the date that the Company has received a signed and effective separation agreement and release shall be suspended and paid on the first payroll date following the effective date of the separation and release.

EXHIBIT 10.84

(ii)Continuation of Benefits. In addition to Severance, the Company shall continue to provide to Executive and to the Executive’s eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in the Company’s, TTEC Parent’s or successor’s benefit plans, TTEC Parent or successor shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.
(iii) Value Creation Program Payout.  Unvested VC-PRSUs granted pursuant to TTEC Value Creation Program shall vest in case of Executive’s employment being termination by the Company without Cause pursuant to the provisions of the VC Equity Agreement.

(iv) Prorated VIP Cash Bonus.  Annual cash bonus provided pursuant to Paragraph 2(b) (VIP bonus) shall be paid as provided in Paragraph 2(d) in March of the year following the performance year based on the audited results of TTEC operations for the full performance year and prorated, in straight line, based on the actual number of days the Executive was with the business during the performance year.

(v)Accelerated Vesting Prorated Time Based Equity.  The unvested time-based equity held by the Executive at the time of separation (including time-based equity granted pursuant to Paragraph 2(c) (RSU annual equity grants) and pursuant to Paragraph 2(f) (New Hire RSU grant)) shall vest on a prorated bases, in straight line, based on the actual number of days the Executive was employed by the business during the vesting period for each grant. Neither the vesting schedule nor the payout terms for the performance based PRSU grants held by the Executive at the time of separation, however, shall change if Executive’s employment is terminated by the Company without Cause.

If the Company terminates this Agreement without Cause under this Paragraph 6(b), and the Company pays Ms. Swanback the compensation earned as of the effective date of the termination, and provides to Ms. Swanback incremental compensation and continuation of benefits on the terms specified in this Paragraph 6(b), the Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Ms. Swanback has or may at any time have for compensation, benefits or payments of any kind from the Company or TTEC Parent arising from or relating in whole or part to the Executive’s employment with the Company and/or this Agreement. If the separation agreement and legal release referenced above is not signed within thirty (30) days from the date that such agreement is presented to Ms. Swanback (which the Company shall present no later than fifteen (15) days after the effective date of Executive’s termination), then Ms. Swanback waives her right to receive any severance or other compensation pursuant to this Agreement, even if Ms. Swanback were to successfully litigate any claim against the Company and/or TTEC Parent.

c.Termination by the Company for Cause.  The Company may terminate Executives employment with no notice for Cause, as that term is defined in Paragraph 6(c), with the Company's only obligation being the payment of any salary compensation earned as of the date of termination, reimbursement of any reasonable business expenses incurred by the Executive in accordance with the Company’s expense reimbursement policies, and any continuing obligations under the Company benefit plans then in effect, and without liability for any separation compensation of any kind.

For purposes of this Agreement, “Cause” shall have the following meaning:

(i)Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;
(ii)Other similar material acts of willful misconduct on the part of Executive resulting in damage to TTEC Parent or the Company, including without limitation a material breach by the Executive of the requirements of TTEC Ethics Code that results in a negative publicity for TTEC Engage business segment or TTEC Parent;
(iii) A material breach by the Executive of this Agreement;

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(iv) Use of any controlled substance or alcohol while performing Executive’s duties, except as part of a TTEC Parent, TTEC Engage company-sponsored event such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on TTEC Parent and the Company; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;
(v)Breach of a fiduciary duty that results in an adverse impact to TTEC Parent or the Company or in personal profit to the Executive (as determined by the Company based on its conflict of interest policies outlined in the TTEC Ethics Code);
(vi) Use of trade secrets or confidential information of TTEC Parent, any of its subsidiaries including the Company, other than in pursuit of TTEC Parent or the Company’s business;
(vii)Aiding a competitor of TTEC Parent or TTEC Engage;
(viii)Failure by the Executive in the performance of her duties that results in material adverse effect on TTEC Parent, the Company, or TTEC Parent’s other material subsidiary companies.

If the act or acts constituting Cause are susceptible of cure, the Company will provide Executive with written notice setting forth the acts constituting Cause and providing the  Executive with the opportunity to cure, assuming that such cure may be achieved in a reasonable time not to exceed thirty (30) business days of receipt of such notice.  Any recurrence of acts constituting Cause within one (1) year of the original occurrence will void Executive’s right to such pre-termination right to cure.

d.Termination upon Executive’s Death.  This Agreement shall terminate immediately upon Executive’s death.  Thereafter, the Company shall pay to the Executive’s estate all compensation fully earned, and benefits fully vested as of the last date of Executive’s continuous, full-time active employment with the Company; and will provide the estate with the reimbursement of any reasonable business expenses that the Executive incurred prior to her death in accordance with the Company’s expense reimbursement policies.  For purposes of this Agreement, continuous, full-time active employment shall be defined as the last date upon which Executive continuously performed her job responsibilities on a regular, full-time basis consisting of at least 35 hours per week, and in the usual course of the Company’s business (“Continuous Full-Time Active Employment”).  In case of Executive’s death, the Company shall not be required to pay any form of severance or other compensation concerning or on account of the Executive’s employment with the Company or the termination thereof.
e.Termination Due to or Following Disability.  During the first ninety (90) calendar days after a mental or physical condition that renders Executive unable to perform the essential functions of her position with reasonable accommodation (the “Initial Disability Period”), Executive shall continue to receive her Base Salary pursuant to Paragraph 2(a) of this Agreement.  Thereafter, if Executive qualifies for benefits under the Company’s long-term disability insurance plan (the “LTD Plan”), then Executive shall remain on leave for as long as Executive continues to qualify for such benefits, up to a maximum of 180 consecutive days (the “Long-term Leave Period”).  The Long-term Leave Period shall begin on the first day following the end of the Initial Disability Period.  During the Long-term Leave Period, Executive shall be entitled to any benefits to which the LTD Plan entitles the Executive, but no additional compensation from the Company in the form of salary, performance bonus, equity grants, allowances or otherwise. If during or at the end of the Long-term Leave Period Executive remains unable to perform the essential functions of her position, with or without reasonable accommodation, then the Company may terminate this Agreement and/or Executive’s employment. If the Company terminates this Agreement or Executive’s employment under this Paragraph 6(e), the Company’s payment obligation to Executive shall be limited to all compensation fully earned, reimbursement of all reasonable business expenses that the Executive incurred prior to the separation in accordance with the company’s expense reimbursement policies, and benefits fully vested as of the last date of Executive’s continuous, full-time active employment with the Company.

f.Continuing Obligations. Ms. Swanback shall remain subject to the Company’s Agreement to Protect Confidential Information, Assign Inventions and Prevent Unfair Competition and Unfair Solicitation (“Confidentiality Agreements”), Equity Agreements, and any other similar agreements executed at any time during her employment, including without limitation this Agreement, all of which survive termination of employment.

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g.Termination In Connection with Change in Control Event. If a Change in Control event occurs, and at any time within fifteen (15) months of such Change in Control event’s effective date (“COC Period”) the Company, TTEC Parent, or its successor terminate Executive’s employment without Cause (as that term is defined in Paragraph 6(b)) whether such termination occurs outright or pursuant to a Constructive Termination (as defined in Paragraph 6(h)), and provided the Executive executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit G (attached hereto), releasing all legal claims except for those that cannot legally be released and agreeing to continue to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company or successor, the Executive shall be entitled to and the Company, TTEC Parent or its successor shall cause the following to occur:

(i)Severance. The  Company shall pay the Executive a lump-sum severance compensation equal to 2x of Executive’s Base Salary in effect at the time of such termination (“COC Severance”) within ten (10) business days of the effective date of such Change in Control related termination; provided, however, if the COC Severance payment is due prior to the date that the Company or successor receive a signed and effective separation agreement and release, the payment shall be suspended until the receipt of such signed separation agreement, and then paid as soon as reasonable but in no event later than ten (10) business days after such receipt.
(ii)Continuation of Benefits. In addition to COC Severance, the Company, TTEC Parent, or successor shall continue to provide to Executive and to the Executive’s eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment, for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in the Company’s, TTEC Parent’s or successor’s benefit plans, TTEC Parent or successor shall otherwise provide such benefits (via lump sum compensation or in kind) on the same after-tax basis as if continued participation had been permitted.
(iii)Equity Vesting on Change in Control (double trigger). Notwithstanding any vesting schedule provisions contained in the new hire and annual time-based Equity Agreements as well as the annual PRSU Equity Agreements that Executive may hold, any unvested equity that would vest pursuant to these awards on or after the Change in Control event’s effective date and would otherwise forfeit on termination of employment, shall vest in full as if the business achieved its target level performance as set by the Board for the relevant performance year (performance @goal) as of employment termination date, if such termination occurs during the COC Period. The accelerated vesting, if any, in case of a COC event under the VC-PRSU Equity Agreement or another equity programs that the Company or TTEC Parent may adopt from time to time after the Effective Date of this Agreement shall be separately documented in the relevant equity grant agreements or as an amendment to this Agreement as the case may be.

(iv) Prorated VIP Cash Bonus.  Annual cash bonus provided pursuant to Paragraph 2(b) (VIP bonus) shall be paid as provided in Paragraph 2(d), in March of the year following the performance year, based on the audited results of TTEC operations for the full performance year and prorated, in straight line, based on the actual number of days the Executive was with the business during the performance year.

(v)Termination Ahead of Change in Control Event. Notwithstanding anything in this Agreement to the contrary, if Executive’s employment is terminated (actually or pursuant to a Constructive Termination as defined in Paragraph 6(h) of this Agreement) within three (3) months before a Change in Control event occurs, then for purposes of this Agreement, the effective date of Change in Control event shall be deemed to be the date immediately prior to the date of such termination of employment.

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h. "Good Reason" or “Constructive Termination.” The Executive may terminate her employment with the Company for Good Reason with 90 days’ notice; provided the Company may elect to accept the Executive’s resignation sooner at its discretion.  Termination by Executive for “Good Reason” or “Constructive Termination” by the Company may be triggered if, without Executive's express written consent, the occurrence of any of the following (in connection with or independent of a Change in Control event):

(i)Change in Responsibilities. The material adverse change in the Executive’s scope of responsibilities and duties (including the diminution of such duties and responsibilities), or material adverse change in the Executive’s reporting responsibilities or title by the Company, TTEC Parent, or (in case of a Change in Control event) by their successor. Notwithstanding the foregoing, the change in scope of Executive’s responsibilities, duties or title following the Executive’s failure to materially meet agreed targets and business objectives for TTEC Engage shall not trigger the right of the Executive to terminate this Agreement for Good Reason nor constitute Constructive Termination on the part of the Company.  Further notwithstanding the foregoing, the change in scope of Executive’s responsibility where she continues as a CEO of a different business segment within TTEC Parent group of companies shall not trigger the right of the Executive to terminate this Agreement for Good Reason nor constitute Constructive Termination on the part of the Company.
(ii)Change in Compensation.  Any material reduction by the Company, TTEC Parent or, in case of a Change in Control event by successor, of the Executive’s total compensation package, including material adverse change in the annual salary, the incentive bonus ranges and targets, or the timing of payment of same as compared to the compensation package in effect as of the date hereof or immediately prior to a Change in Control event, as the case may be.  Notwithstanding anything in this provision to the contrary, a change in the compensation structure that is consistent with prevailing market trends, as supported by an independent report of a qualified compensation advisor to the Compensation Committee of the Board, the Company or its successor, shall not give rise to a ‘constructive termination’ or ‘termination for good reason’ claim.
(iii)Change in Location.  Any requirement of the Company or successor that Executive be based anywhere more than fifty (50) miles from the site where the Executive is located at the time of Effective Date (Denver, Colorado, U.S.A.) or the time of the Change in Control event.
(iv)Failure to Cause Assumption of this Agreement; Other Breach.  Failure of the Company or TTEC Parent to assign and obtain the assumption of this Agreement from any successor in case of a Change in Control event; or any other material breach of this Agreement by the Company or TTEC Parent.

An action taken in good faith and which is remedied by TTEC Parent or successor within fifteen (15) calendar days after receipt of the Executive’s notice thereof shall not constitute Good Reason or Constructive Termination under this Agreement. Executive must provide notice of termination of employment within thirty (30) calendar days of Executive’s knowledge of an event constituting “Good Reason” or such event shall not constitute Good Reason or Constructive Termination under this Agreement.

In case of termination pursuant to this Paragraph 6(h), and provided that Ms. Swanback executes a separation agreement in a form substantially similar to the agreement set forth in Exhibit G (attached hereto), releasing all legal claims except for those that cannot legally be released and Ms. Swanback continues to comply with all terms of such separation agreement, and any other agreements signed by the Executive with the Company, the Executives shall be entitled to:

(A)Severance.  The Company shall pay Ms. Swanback severance compensation equal to eighteen (18) full calendar months of her then current Base Salary (“Severance” or “salary continuation”).  Salary continuation payments will be made at the Company’s regular payroll intervals, provided, however, payments accruing for payroll periods prior to the date that the Company has received a signed and effective separation agreement and release shall be suspended and paid on the first payroll date following the effective date of the separation and release.

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(B)Continuation of Benefits. In addition to Severance, the Company shall continue to provide to Executive and to the Executive’s eligible dependents with the same level of welfare and health benefits, including without limitation medical, dental, vision, accident, disability, life insurance, and other welfare benefits in place prior to termination of employment for a period of twelve (12) months after the effective date of such termination, on substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to termination; provided that, if Executive cannot continue to participate in the Company’s, TTEC Parent’s or successor’s benefit plans, TTEC Parent or successor shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.
(C)Value Creation Program Payout.  With respect to termination of employment for Good Reason, as provided in Paragraph 6(h)(i) only (Change in Responsibilities), the unvested VC-PRSUs granted pursuant to TTEC Value Creation Program shall vest as provided in the VC Equity Agreement for termination by the Company without Cause.
(D)Prorated VIP Cash Bonus.  With respect to termination of employment for Good Reason, as provided in Paragraph 6(h)(i) only (Change in Responsibilities), annual cash bonus described in Paragraph 2(b) (VIP bonus) shall be paid as provided in Paragraph 2(d), in March of the year following the relevant performance year, based on the audited results of TTEC operations for the full performance year, and prorated, in straight line, based on the actual number of days the Executive was with the business during the performance year.
(E)Accelerated Vesting Prorated Time Based Equity. With respect to termination of employment for Good Reason, as provided in Paragraph 6(h)(i) only (Change in Responsibilities), the unvested time-based equity held by the Executive at the time of separation (including time-based equity granted pursuant to Paragraph 2(c) (RSU annual equity grants) and pursuant to Paragraph 2(f) (New Hire RSU grant)) shall vest on a prorated bases, in straight line, based on the actual number of days the Executive was employed by the business during the vesting period for each grant. Neither the vesting schedule nor the payout terms for the performance based PRSU grants held by the Executive at the time of separation, however, shall change if Executive terminates her employment with the Company for Good Reasons.
(F)No Other Benefits. Except as otherwise provided in this Paragraph 6(h) with respect to the Executive’s decision to terminate her employment with the Company for a “Good Reason” as this term is defined in the Paragraph 6(h), she shall not be entitled to any other benefits.

If the Executive terminates her employment with the Company under this Paragraph 6(h), and the Company pays Ms. Swanback the compensation earned as of the effective date of the termination, and provides to Ms. Swanback incremental compensation and continuation of benefits on the terms specified in this Paragraph 6(h), the Company’s acts in doing so shall be in complete accord and satisfaction of any claim that Ms. Swanback has or may at any time have for compensation, benefits or payments of any kind from the Company or TTEC Parent arising from or relating in whole or part to the Executive’s employment with the Company and/or this Agreement. If the separation agreement and legal release referenced above is not signed within thirty (30) days from the date that such agreement is presented to Ms. Swanback (which the Company shall present no later than fifteen (15) days after the effective date of Executive’s termination), then Ms. Swanback waives her right to receive any severance or other compensation pursuant to this Agreement, even if Ms. Swanback were to successfully litigate any claim against the Company and/or TTEC Parent.

7.Non-Disclosure, Non-Competition and Non-Solicitation.

As a senior member of the executive leadership team of TTEC Parent, the Executive is privy to TTEC Parent company wide global business and financial strategy.  Therefore, in addition to the provisions of the Confidentiality Agreements that the Executive signs at the time of her employment with the Company, the Executive agrees and covenants for a period of twelve (12) months post separation of her employment with the Company (whatever the reason for this separation) not to -

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a.Non-Compete Undertaking. Work or otherwise contribute his/her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e., a shareholder holding more than 5% of outstanding equity in any such entity), volunteer, intern or in any other similar capacity to a business/company engaged in the same or substantially similar business as the Company, its subsidiaries and affiliates, including customer experience as a service (CXaaS) offerings, digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions; the delivery of CX technology and orchestration services through public or proprietary cloud-based CXaaS platform; designing, building, engineering and operating omnichannel contact center technology, conversational messaging, CRM, CX automation (AI / ML and RPA), and CX analytics solutions (collectively, “TTEC Business”).  The Non-Compete Undertaking shall apply only in the territory where the Company and TTEC Parent actually benefits and where it may reasonably expect to benefit from the Executive’s services, but only with respect to that aspect of TTEC Business that is substantially similar to the business that the Executive contributes to while employed by TTEC.
b. Employees Non-Solicitation Undertaking. Solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company and TTEC Parent or its subsidiaries and affiliates or anyone who was an employee of the Company or TTEC Parent within the previous six (6) month period; and
c.Client Non-Solicitation Undertaking. Solicit or interfere with business relationships between the Company and its current or prospective (actively pursued) clients of the Company, TTEC Parent or any of its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company, TTEC Parent or any of its subsidiaries and affiliates.  The term ‘actively pursued’ includes any prospective client of the Company or TTEC Parent or any of its material subsidiary with respect to which TTEC positioned for an opportunity, submitted a proposal or responded to a request for information during a twelve (12) months period prior to the Executive’s separation of employment.
d.Acknowledgement. The Executive acknowledges that the non-competition and non-solicitation provisions above are fair and reasonable with respect to their scope and duration, given the Executive’s position with TTEC and the impact such activities would have on the TTEC Business.  The Executive further acknowledges that the geographic restriction on competition included in this Paragraph 7 is fair and reasonable, given the nature and geographic scope of the TTEC Business, the investment of capital and resources by Company to develop its business operations, and the nature of the Executive’s position with the business.

The Executive also acknowledges that while employed by the Company or otherwise affiliated with TTEC Parent, the Executive has access to proprietary and unique trade secret information that would be valuable or useful to Company’s and TTEC Parent’s competitors and that the Executive has access to Company’s valuable customer relationships and thus acknowledges that the restrictions on the Executive’s future employment and business activities in TTEC’s industry as set forth in this Paragraph 7 are fair and reasonable.

The Executive acknowledges and she is prepared for the possibility that her standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility, and further acknowledges that any such drop in the Executive’s standard of living does not constitute undue hardship.

e.Impact of COC on Restrictive Covenants. If Executive’s employment is terminated pursuant to provisions of Paragraph 6(g) (Change in Control event) and if Executive is paid Change in Control related compensation and receives other benefits as provided in that Paragraph, the Executive agrees for the Non-Competition and Non-Solicitation undertakings of this Paragraph 7 to be extended from twelve (12) to eighteen (18) months; and

f.Consequences of Breach. If Executive breaches any of the material covenants and undertakings set forth in this Paragraph 7:

(i)The Executive and those who aid her in such breach shall be liable for all costs and business losses including any damages and out-of-pocket expenses associated with or resulting from such breach;

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(ii) TTEC Parent nor the Company have any further liabilities to the Executive pursuant to this Agreement, including without limitation no liability for any compensation including cash bonuses or equity not yet granted or granted and unvested;

(iii) All unvested equity held by the Executive shall be immediately forfeited and cancelled;

(iv) The value of any vested equity received by the Executive in connection with her employment with the Company must be paid by the Executive back to the Company since one of the primary purposes of the equity awards would not have been realized by TTEC Parent;

(v)The Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief at law or specified in this Agreement.

8.Miscellaneous.

a.Relationship between this Agreement and Other Company Agreements.  In the event of any direct conflict between any term of this Agreement and any other TTEC Parent or the Company agreement, policy, procedure, guideline or other publication addressing the same terms and conditions contained in this Agreement, the terms of this Agreement shall control Ms. Swanback’s employment.

The employment arrangement contemplated by this Agreement includes other related documents in addition to this Executive Employment Agreement, some of which are TTEC Parent and the Company’s standard documents not otherwise tailored to this transaction.  To the extent any provisions of these related agreements contradict the clear provisions and terms of this Executive Employment Agreement, the provisions of this Agreement shall be controlling.

b.Successors and Assigns.  TTEC Parent, the Company, their successors and assigns may in their sole discretion assign this Agreement to any person or entity in connection with the merger, acquisition or other business combination that results in the divestiture or transfer of all or substantially all the assets of the Company or TTEC Parent. This Agreement shall bind, and inure to the benefit of TTEC Parent’s and the Company's successors or assigns.

Concurrently with any Change in Control event or a business combination that may impact the legal implications of this Agreement, the Company, TTEC Parent shall cause any successor or transferee to assume unconditionally, by written instrument delivered to the Executive, all of the obligations of the Company and TTEC Parent hereunder.  Failure of the Company or TTEC Parent to obtain such assumption prior to the effectiveness of any Change in Control event or other business combination, shall be a breach of this Agreement and shall constitute Constructive Termination entitling the Executive to resign, within thirty (30) calendar days of consummation of such Change in Control event or business combination, and receive compensation and benefits as provided in Paragraph 6(g).

This Agreement is for personal services and Ms. Swanback’s may not and shall not assign her rights or obligations hereunder.

c.IRSC  Section 409A.
(i)Interpretation.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, “Section 409A”). It is the Parties’ intention that salary continuation payments under the Agreement will be exempt from the requirements of Section 409A because they are short term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4) or payments under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9) and the Agreement shall be construed and administered in a manner consistent with such intent.

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(ii)Separation from Service; Separate Payments.  Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit subject to Section 409A, including an exemption from Section 409A, and such payment or benefit would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment, all references to the Executive’s “termination of employment” shall be construed to mean a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h), and Executive shall not be considered to have had a termination of employment unless such termination constitutes a “separation from service” with respect to Executive.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(iii)Specified Employee.  Notwithstanding anything in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Executive’s “separation from service”, any benefit or payment that constitutes non-exempt “nonqualified deferred compensation” (within the meaning of Section 409A) and is payable on account of the Executive’s separation from service shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and any such delayed payment shall be paid to the Executive in a lump sum during the ten (10) day period commencing on the earlier of (i) the expiration of a six-month period from the date of Executive’s “separation from service,” or (ii) Executive’s death.  To the greatest extent permitted under Section 409A, any separate payment or benefit under the Agreement will not be deemed to constitute “nonqualified deferred compensation” subject to Section 409A and the six-month delay requirement to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) or 1.409A-1(b)(9), or in any other applicable exception or provision of Section 409A.
(iv)Reimbursements.  With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such arrangement provides for a limit on the amount of expenses that may be reimbursed over some or all of the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Swanback’s taxable year following the taxable year in which the expenses were incurred.
(v)If the Parties hereto determine that any payments or benefits payable under this Agreement intended to comply with Section 409A do not so comply, the Executive and the Company agree to amend this Agreement, or take such other actions as the Executive and the Company deem necessary or appropriate, to comply with the requirements of Section 409A, while preserving benefits that are, in the aggregate, no less favorable than the benefits as provided to the Executive under this Agreement.  If any provision of this Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

d.Governing Law and Dispute Resolution.

(i)Good Faith Negotiation Requirement.  Ms. Swanback, TTEC Parent and the Company agree that in the event of any controversy or claim arising out of or relating to Ms. Swanback’s employment with and/or separation from the Company, they shall negotiate in good faith to resolve the controversy or claim privately, amicably and confidentially.  Each Party may consult with counsel in connection with such negotiations.

(ii)Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.

(iii)Disputes.  The Parties agree that any action arising from or relating in any way to this Agreement, shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.  In this regard, the Executive acknowledges and admits to all or a combination of several following substantial contacts with Colorado;  the Executive is employed, provides services for or otherwise is affiliated with an

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legal entity headquartered in the state of Colorado; the Executive receives the compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; the Executive regularly interacts with, contacts and is contacted by  other TTEC and Company employees and executives in Colorado; the Executive either routinely travels to or attends business meetings in Colorado; and the Executive receives substantial compensation and benefits as a result of TTEC Parent being a corporation headquartered in and subject to the laws of Colorado.  Based on these and other contacts, the Executive acknowledges that she could reasonably be subject to the laws of Colorado.

e.Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the Agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

f.Modification of Agreement.  This Agreement or any other term or condition of employment may not be modified by word or deed, except in writing signed by the Executive and the Global Chief Operating Officer, Chief People Officer, or Chief Executive Officer for TTEC Parent.

g.Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel.  No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

h.Construction.  Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular.  The Parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the agreement's terms and to consult with counsel of their own choosing.  Therefore, the Parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the agreement's drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

i. Dodd-Frank Recoupment Provisions.  TTEC Incentive Recoupment Policy, noted as Exhibit H, is incorporated in this Agreement by reference.

j.	Greatest Net Benefit.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the Executive determines (at her discretion and expense) that the receipt of any payments hereunder would subject the Executive to tax under Internal Revenue Code (the “Code”) Section 4999 or a successor provision, the Executive shall have the option at her discretion to cause TTEC Parent or successor to reduce the payment due to the Executive under this Agreement so that the net (after tax) benefit of the payments to the Executive is maximized (“Reduced Payment Election”).  The Executive shall have forty-five (45) calendar days from receipt of notice of the payment due under this Agreement or the payment itself under this Agreement, as the case may be, to advise TTEC Parent or successor of such election.
(ii)If the Executive accepts the full payment hereunder and thereafter within the period provided above determines that he/she wants to make the Reduced Payment Election, any payments received by the Executive in excess of the amount payable under Reduced Payment Election shall be treated for all purposes as a loan ab initio to the Executive, which the Executive shall repay to TTEC Parent or successor, together with appropriate interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, within sixty (60) days of the Reduced Payment Election.
(iii)Nothing in this Paragraph 8(h) shall be interpreted to compel the Executive to make the Reduced Payment Election.

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Ms. Swanback acknowledges and agrees that she reviewed and fully understands the terms and provisions of this Agreement; that she enters into it freely, knowingly, and mindful of the fact that it creates important legal obligations and affects her legal rights; and that she understands the need to and has had the opportunity to consult with counsel (if she so wishes) concerning this Agreement with legal counsel.

Executive [Signature on file] ____________________ Michelle “Shelly” Swanback Date: April 29, 2022	TTEC Services Corporation [Signature on file] ________________________ Regina M. Paolillo, Global COO Date: April 29, 2022